Exhibit 5.17

CONSENT OF SRK CONSULTING (SOUTH AFRICA) (PTY) LTD

In connection with the registration statement on Form F-10 of Banro Corporation (the “Company”) being filed with the United States Securities and Exchange Commission (the “Registration Statement”), the undersigned hereby consents to the use of its name and references to the following documents in the Registration Statement, and to the incorporation by reference of such documents and information derived from such documents in the Registration Statement:

1.
The technical report dated March 9, 2011 (as revised on March 24, 2011) entitled “Economic Assessment NI 43-101 Technical Report, Twangiza Phase 1 Gold Project, South Kivu Province, Democratic Republic of the Congo” (the “Twangiza Report”);

2.	The technical report dated March 3, 2011 entitled “Preliminary Assessment NI 43-101 Technical Report, Namoya Gold Project, Maniema Province, Democratic Republic of the Congo” (the “Namoya Report”);

3.
The management’s discussion and analysis of the Company for the year ended December 31, 2010, which included reference to the undersigned’s name in connection with the mineral reserve estimates for the Twangiza Phase 1 Gold Project;

4.	The annual information form of the Company dated March 29, 2011 which includes reference to the undersigned in connection with the technical information therein;

5.	The material change report of the Company dated February 2, 2011, which includes reference to the undersigned in connection with the technical information therein; and

6.	The material change report of the Company dated March 10, 2011, which includes reference to the undersigned in connection with the technical information therein.

Date: September 16, 2011

SRK CONSULTING (SOUTH AFRICA) (PTY) LTD

/s/ Marcin Wertz
By: Marcin Wertz
Title: Partner and Principal Mining Engineer